UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by the Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 19, 2025, Beaver Hollow Wellness, LLC issued the following press release with regard to its filing of a definitive proxy statement and accompanying WHITE proxy card on May 2, 2025 with respect to Beaver Hollow Wellness, LLC’s highly-qualified director nominees to be voted on at the 2025 annual meeting of shareholders of Servotronics, Inc., a Delaware corporation (the “Company”), scheduled to be held virtually on June 3, 2025, at 9:00 a.m. Eastern Daylight Time:

FOR IMMEDIATE RELEASE

May 19, 2025

BHW Calls for Dialogue with TransDigm to Safeguard the Future of Servotronics Employees and Western New York Operations

Buffalo, NY – Beaver Hollow Wellness, LLC (“BHW”), the largest individual shareholder of Servotronics, Inc. (NYSE American: SVT), today issued a public statement regarding the proposed acquisition of Servotronics by TransDigm Group Incorporated (NYSE: TDG).

“We acknowledge that TransDigm is a highly respected and successful global aerospace company,” said Paul L. Snyder III, Chairman of BHW. “We recognize their strong track record of performance and operational expertise. However, we are deeply concerned about the future of Servotronics’ 275 employees, its unique technological capabilities, and the economic impact on Western New York.”

The proposed acquisition—announced on May 19, 2025—positions Servotronics to become a wholly owned subsidiary of TransDigm. While the transaction delivers an attractive premium to shareholders, BHW urges all parties to prioritize a long-term commitment to the people and communities that have built Servotronics over the past six decades.

Request for Public Commitment to Western New York

BHW is calling on TransDigm to formally affirm its support for Servotronics’ employees and operations in Elma and Franklinville, New York.

“Jobs, families, and the regional economy are at stake. As the leading independent investor in Servotronics, we respectfully request that TransDigm issue a public commitment to maintaining and investing in the company’s Western New York footprint,” Snyder continued. “The community deserves transparency and reassurance that this acquisition will strengthen—not eliminate—the local presence of this critical business.”

Open Invitation for Constructive Dialogue

BHW welcomes the opportunity for a collaborative dialogue with TransDigm to ensure continuity, growth, and economic benefit for all stakeholders—employees, customers, shareholders, and the greater Western New York region.

“We stand ready to work in good faith with TransDigm to achieve a shared outcome: preserving high-quality jobs and continuing the legacy of technical excellence that Servotronics is known for,” said Snyder.

BHW Reaffirms Proxy Campaign Commitment

In parallel with the acquisition developments, BHW is continuing its proxy campaign to ensure that shareholder voices are heard and that corporate governance at Servotronics reflects accountability, transparency, and a genuine commitment to long-term value creation. BHW believes that the outcome of this proxy contest will be crucial in determining whether the values of Servotronics’ stakeholders are protected as the transaction proceeds.

About Beaver Hollow Wellness

Beaver Hollow Wellness, LLC is a private investment and business development firm dedicated to operational excellence, workforce empowerment, and driving long-term value for shareholders and communities alike.

For more information, visit www.SaveServotronics.com

Media Contact:

Kevin Keenan

Keenan Communications Group (716) 481-6806

kevin@keenancommunicationsgroup.com

Investor Contact:

Brian Valerio

Alliance Advisors

BHW@allianceadvisors.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively “the Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Beaver Hollow Wellness LLC’s highly-qualified director nominees to be voted on at the 2025 annual meeting of shareholders of Servotronics, Inc., a Delaware corporation (the “Company”), scheduled to be held virtually on June 3, 2025, at 9:00 a.m. Eastern Daylight Time.

THE GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST.

The participants in the proxy solicitation are Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.

Shareholders who have any questions or need assistance voting may contact the Group’s proxy solicitors, Alliance Advisors, toll-free at (844) 202-6145.